Exhibit 99.1

www.shire.com

Directorate change

June 7, 2016 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that Albert Stroucken and Gail Fosler, both Non-Executive Directors of the Company, have been appointed as members of the Audit, Compliance & Risk Committee of the Company’s Board of Directors (the “Board”). In addition, Mr. Stroucken has been appointed as a member of the Remuneration Committee of the Board. All appointments are effective immediately.

Oliver Strawbridge
Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire is the leading global biotechnology company focused on serving people with rare diseases and other highly specialized conditions. We have best-in-class products available in more than 100 countries across core therapeutic areas including Hematology, Immunology, Neuroscience, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; a growing franchise in Oncology; and an emerging, innovative pipeline in Ophthalmics.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX